Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

investorrelations@carrols.com

Carrols Restaurant Group, Inc. Names Timothy J. LaLonde as Interim Chief Financial Officer

Previously Served as Vice President, Controller of Carrols for 20 Years

SYRACUSE, N.Y. – (BUSINESS WIRE) – September 16, 2019 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) announced that it has named Timothy “Tim” J. LaLonde as interim Chief Financial Officer, interim Treasurer, and interim Vice President effective today. As previously announced, the Company is conducting a search for a permanent Chief Financial Officer to replace the late Paul R. Flanders, who passed away on September 7, 2019.

Daniel T. Accordino, Chairman and Chief Executive Officer of Carrols, said, “We greatly appreciate Tim for stepping into the CFO role on an interim basis until we identify and appoint a quality candidate to fill the position permanently. Tim is a seasoned professional with over four decades of finance and accounting experience, including most notably as our own Controller for twenty years. We therefore expect a seamless transition as he temporarily rejoins the Carrols leadership team.”

Mr. LaLonde was most recently the Chief Financial Officer at Dinosaur Restaurants, LLC, where he oversaw all treasury, accounting, purchasing, and other administrative functions for the BBQ restaurant brand from 2017 until earlier this year. Previously, he was Vice President, Controller at Carrols from 1997 until 2017, where he was responsible for all external reporting, accounting, cash management, income tax and payroll functions. Earlier in his career, he was Controller at Fay’s Incorporated, a retailing chain, from 1992 to 1997, and Senior Audit Manager at the accounting firm Deloitte & Touché LLP, where he was employed since 1978. Mr. LaLonde holds a BS in Accounting from Clarkson University.

About the Company

Carrols is one of largest restaurant franchisees in the United States, and currently operates a total of 1,087 restaurants. It is the largest BURGER KING® franchisee in the United States currently operating 1,027 BURGER KING® restaurants and also operates 60 POPEYES® restaurants. It has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company’s website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols’ expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may”, “might”, “believes”, “thinks”, “anticipates”, “plans”, “expects”, “intends” or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols’ filings with the Securities and Exchange Commission.